Exhibit 99.1

    NEWS

Veeco Instruments Inc., 100 Sunnyside Blvd., Suite B, Woodbury, NY 11797 Tel. 516-677-0200  FAX 516-677-0380

FOR IMMEDIATE RELEASE

Financial Contact:  Debra Wasser, VP of IR & Corp. Comm., 516-677-0200, x1472

Trade Contact: Fran Brennen, Senior Director of Marcom, 516-677-0200 x1222

VEECO REPORTS FIRST QUARTER 2004 RESULTS

Woodbury, NY, April 26, 2004 –Veeco Instruments Inc. (Nasdaq: VECO) today announced its financial results for the first quarter ended March 31, 2004. Veeco reports its results on a GAAP basis, and also provides results excluding certain charges. Investors should refer to the attached table for further details of the reconciliation of GAAP operating income (loss) to earnings excluding certain charges.

Highlights

Veeco’s first quarter 2004 revenues were $94.5 million, up 23% sequentially from the $76.9 million reported in the fourth quarter of 2003.  Veeco reported a net loss of $0.7 million, or a loss of $0.02 per share. Earnings excluding certain charges were $0.11 per diluted share.  The Company’s first quarter bookings were $117.1 million, up 21% sequentially.  [The Company’s first quarter guidance (provided on February 6, 2004) was: revenues $84 million to $88 million, net loss between $0.09 and $0.05 per share, earnings excluding certain charges between $0.05 and $0.09 per diluted share, and bookings of $105 million to $109 million.]

Edward H. Braun, Veeco’s Chairman and Chief Executive Officer, commented, “We are pleased to report that first quarter revenues, earnings and bookings all exceeded our quarterly guidance.  Revenues were $94.5 million and earnings before interest, taxes and amortization (EBITA) were $7.5 million, representing increases of 44% and 148%, respectively, from last year’s first quarter.  Revenues increased sequentially in all markets, led by a 60% increase in compound semiconductor/wireless and a 41% increase in semiconductor, and represent Veeco’s strongest performance in nine quarters.  Veeco’s balance sheet remains strong, with a cash balance of $112 million, up $5 million in the quarter.”

“Our first quarter 2004 bookings were $117.1 million – exceeding our guidance and representing a 61% increase over the prior year first quarter and a 21% sequential increase.  Veeco’s data storage orders doubled sequentially to $45.0 million in the first quarter of 2004 from $22.4 million in the fourth quarter of 2003, driven by technology and capacity purchases at thin film magnetic head (TFMH) manufacturers.  First quarter data storage orders, which included orders from the world’s five largest TFMH manufacturers for process equipment and metrology product lines, were the highest in over three years. Compound semiconductor/wireless orders were $39.0 million in the first quarter of 2004, a 47% sequential increase. Veeco received several multiple system orders for our TurboDisc MOCVD products from worldwide customers who are increasing their manufacturing capacity of green, blue and white light emitting diodes (LEDs).  The growth of this newly acquired product line has surpassed our initial expectations, and we see the LED market as an exciting growth opportunity for Veeco in 2004 and 2005.  First quarter scientific research orders were down 26% sequentially due to traditional seasonal buying among research and university customers, but were up 11% from the first quarter of 2003.  Veeco’s semiconductor orders decreased 41% following a record fourth quarter.  On a regional basis, the Asia Pacific market showed strength during the first quarter with orders up 78% sequentially.”

“First quarter 2004 orders were the strongest in 13 quarters and are indicative of the diverse growth opportunities available to Veeco through our multi-market strategy.”

First Quarter 2004 Results

Veeco reported first quarter 2004 sales of $94.5 million compared with $65.8 million one year ago. First quarter Process Equipment sales were $52.9 million compared with $29.6 million in the 2003 first quarter, and Metrology sales were $41.6 million compared with $36.2 million.  Veeco’s revenues by market were 33% data storage, 14% semiconductor, 22% compound semiconductor/wireless and 31% scientific research.  Revenues by region were 37% N. America, 29% Asia Pacific, 20% Japan and 14% Europe.

Veeco reported first quarter 2004 orders of $117.1 million compared with $72.7 million in the first quarter of 2003.  Process equipment orders were $85.2 million compared with $38.3 million, and Metrology orders were $31.9 million compared with $34.4 million.  Orders by market were 38% data storage, 9% semiconductor, 33% compound semiconductor/wireless and 20% scientific research.  Orders by region were 38% N. America, 37% Asia Pacific, 14% Japan and 11% Europe.  Veeco’s book-to-bill ratio was 1.24 to 1.0.

Veeco reported operating income of $1.1 million in the first quarter of 2004, compared with an operating loss of $0.8 million in the first quarter of 2003.  Included in the first quarter 2004 operating result was a $1.5 million reduction in gross profit from purchase accounting adjustments due to the required capitalization of profit in inventory and permanent elimination of certain deferred revenue from the TurboDisc and Aii acquisitions.  First quarter 2003 results were impacted by $0.7 million of restructuring costs.  Exclusive of these charges, Veeco’s first quarter 2004 EBITA was $7.5 million compared to $3.0 million in the first quarter of 2003.  Veeco’s first quarter 2004 net loss was $0.7 million (($0.02) per share) compared to a net loss of $1.7 million (($0.06) per share) in the first quarter of 2003.  Excluding certain charges, first quarter 2004 earnings were $0.11 per diluted share compared to $0.03 per diluted share one year ago.

Veeco’s Outlook

Mr. Braun commented, “Our improved financial results reflect a broad upturn across data storage, semiconductor, wireless and research markets, and we currently expect that 2004 will be a strong growth year for Veeco across all major product lines.  We continue to see growth opportunities in all of our core markets: the transition to 100+ GB drives in data storage, sub-90nm development in semiconductor, worldwide investments in blue LED technology and the continued use of Veeco’s technology for nanoscience research.”

Veeco currently forecasts that second quarter orders are expected to be in the range of $120 to $125 million and that revenues are expected to be in the range of $95 to $100 million.  The Company currently forecasts that it will earn between $0.01 and $0.04 per share on a GAAP basis and will earn between $0.11 and $0.14 per share, excluding amortization of $4.6 million, using a 35% tax rate.

Investor Conference Call/ Webcast

Veeco will host an investor conference call this morning, April 26, at 10 am EST to review these first quarter results.  You may listen to the call live at 1-800-314-7867 or through an audio webcast at http://www.veeco.com (Investor Information).  This call will be archived for future reference.  A telephonic playback of the conference call will also be available starting this afternoon through May 3, 2004 at 888-203-1112 (code 645912) or on the Veeco website.

About Veeco

Veeco Instruments Inc. provides solutions for nanoscale applications in the worldwide semiconductor, data storage, compound semiconductor/wireless and scientific research markets. Our Metrology products are used to measure at the nanoscale and our Process Equipment tools help create nanoscale devices. Veeco’s manufacturing and engineering facilities are located in New York, New Jersey, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. Additional information on Veeco can be found at http://www.veeco.com/.

To the extent that this news release discusses expectations about market condition, market acceptance and future sales of Veeco’s products, Veeco’s future financial performance, or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include the challenges of continuing weakness in end market conditions and the cyclical nature of the compound semiconductor/wireless, data storage, semiconductor and research markets, risks associated with integrating acquired businesses and the acceptance of new products by individual customers and by the marketplace and other factors discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K ..

-Financial Tables Attached-

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Veeco Instruments Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended March 31,
	2004	2003

Net sales	$94,487	$65,779
Cost of sales	54,649	34,573
Gross profit	39,838	31,206

Costs and expenses:
Selling, general and administrative expense	20,112	16,915
Research and development expense	14,045	12,158
Amortization expense	4,896	3,142
Other income, net	(286)	(873)
Merger and restructuring expense	—	668

Operating income (loss)	1,071	(804)

Interest expense, net	2,199	1,767

Loss from operations, before income taxes	(1,128)	(2,571)

Income tax benefit	(424)	(874)

Net loss	$(704)	$(1,697)

Net loss per common share	$(0.02)	$(0.06)

Weighted average shares outstanding	29,569	29,224

Veeco Instruments Inc.

Reconciliation of operating income (loss) to earnings excluding certain charges

(In thousands, except per share data)

(Unaudited)

	Three months ended March 31,
	2004		2003

Operating income (loss)	$1,071		$(804)

Adjustments:

Amortization expense	4,896		3,142

Restructuring expense	0		668	(2)

Purchase accounting adjustments	1,498	(1)	0

Earnings excluding certain charges before interest, income taxes and amortization (“EBITA”)	7,465		3,006

Interest expense, net	2,199		1,767

Earnings excluding certain charges before income taxes	5,266		1,239

Income tax provision at 35%	1,843		434

Earnings excluding certain charges	$3,423		$805

Earnings excluding certain charges per diluted share	$0.11		$0.03

Diluted weighted average shares outstanding	30,324		29,384

(1) The $1.5 million in purchase accounting adjustments for the quarter ended March 31, 2004 is for the required adjustments to gross profit to reflect the required capitalization of profit in inventory and permanent elimination of certain deferred revenue from the TurboDisc and Aii acquisitions.

(2) The $0.7 million restructuring charge in the first quarter of 2003 is comprised of severance costs relating to the reduction in work force announced in the fourth quarter of 2002.

NOTE – The above reconciliation is intended to present Veeco’s operating results, excluding certain charges and providing income taxes at a 35% statutory rate. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on EBITA, which is the primary indicator used by management to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes EBITA reports baseline performance and thus provides useful information.

Veeco Instruments Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2004	December 31, 2003

ASSETS
Current assets:
Cash and cash equivalents	$111,831	$106,830
Accounts receivable, net	76,198	69,890
Inventories	104,394	97,622
Prepaid expenses and other current assets	14,065	15,823
Deferred income taxes	34,511	24,693
Total current assets	340,999	314,858

Property, plant and equipment, net	70,903	72,742
Goodwill	72,989	72,989
Long-term investments	12,461	12,376
Deferred income taxes	9,724	18,136
Other assets, net	100,950	105,363
Total assets	$608,026	$596,464

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$25,111	$19,603
Accrued expenses	36,682	31,616
Deferred profit	2,457	2,140
Current portion of long-term debt	338	333
Income taxes payable	2,454	3,700
Total current liabilities	67,042	57,392

Long-term debt	229,848	229,935
Other non-current liabilities	2,870	2,808
Total non-current liabilities	232,718	232,743

Shareholders’ equity	308,266	306,329
Total liabilities and shareholders’ equity	$608,026	$596,464